UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest Event Reported): May 11, 2009

CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)
11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                                Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Amendment of Kriegsman Employment Agreement

On May 11, 2009, CytRx Corporation (the “company,” “we,” “us” or “our”) entered into an amendment to our written employment agreement with Steven A. Kriegsman, our President and Chief Executive Officer, to extend the term of the employment agreement from December 31, 2009 until December 31, 2012.  Under his employment agreement, Mr. Kriegsman is entitled to a current annual base salary of $550,000, which is subject to our annual review, and is eligible to receive an annual bonus as determined by us in our sole discretion, but not to be less than $150,000.  These and the other terms of Mr. Kriegsman’s employment agreement will continue in effect through the extended term of his employment agreement.

Compensation of Non-Employee Directors

Also on May 11, 2009, our Board of Directors determined to increase the number of stock options to be granted annually to each of our non-employee directors.  As of the date of each annual meeting of our stockholders, each of our non-employee directors whose term as a director will continue following the meeting will be granted non-qualified stock options to purchase 50,000 shares of our common stock at an exercise price equal to the market value of our common stock on the grant date.  The options will have a term of ten years and will be fully vested when granted.  The first of such grants will be made on July 1, 2009, the scheduled date of our 2009 annual meeting of stockholders.  All future grants to non-employee directors under this program are subject to termination or modification by our Board of Directors and to the availability of sufficient stock options under our stock option plans from time to time.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION By: /s/ Steven A. Kriegsman Steven A. Kriegsman President and Chief Executive Officer

Dated: May 12, 2009